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                                                       EXHIBIT 11

                     Meridian Diagnostics, Inc.
                          and Subsidiaries

              Computation of Earnings Per Common Share

                    Periods Ended June 30, 1995


                        Weighted Avg.                  Earnings
                          Number of                      Per
                        Common Shares                   Common
                         Outstanding    Net Income      Share
                         ____________   __________     _______
    Quarter ended
    June 30, 1995:

     Shares
     outstanding,
     April 1, 1995          8,210,410   $      -      $    -

     Weighted average
     shares issued
     during quarter
     (22,721 shares)           15,500          -           -

     Net income                    -        985,281        -
                            _________     _________  __________
                            8,225,910       985,281         .12
                            _________     _________  __________

     Effect of
     outstanding stock
     options which is
     less than 3% and
     not required to
     be disclosed in
     the financial
     statements
     (381,080 shares)         169,558        -           -
                            _________   ___________  __________
                            8,395,468       985,281         .12

     Effect of
     convertible
     debentures             1,266,337       125,928      -
                           __________    __________  __________

                            9,661,803    $1,111,209  $      .12
                           __________    __________  __________
                           __________    __________  __________
    Six months ended
    June 30, 1995:

     Shares
     outstanding
     October 1, 1994        8,195,290   $      -     $     -

     Weighted average
     shares issued
     during the period
     (42,300 shares)           15,640        -           -

     Weighted average
     shares redeemed
     for cash as a
     result of stock
     dividend (265
     shares)                     (199)       -           -

     Treasury shares
     repurchased
     (4,194 shares)            (2,273)       -           -

     Net income                  -        2,360,617      -
                             ________    __________  __________

                            8,208,458     2,360,617         .29
     Effect of
     outstanding stock
     options which is
     less than 3% and
     not required to
     be disclosed in
     the financial
     statements
     (381,080 shares)         169,558        -           -
                            _________    __________  __________

                            8,378,016     2,360,617  $      .28
     Effect of
     convertible
     debentures             1,266,337       380,216         -
                            _________     _________  __________

                            9,644,353    $2,740,833  $      .28
                           __________    __________  __________
                           __________    __________  __________